UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 5, 2001


                         APPLIED DIGITAL SOLUTIONS, INC.
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             (Exact name of registrant as specified in its charter)


          Missouri                      000-26020               43-1641533
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(State or other jurisdiction           (Commission            (IRS Employer
      of incorporation)                File Number)         Identification No.)


    400 Royal Palm Way, Suite 410, Palm Beach, Florida             33480
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         (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code: 561-805-8000

ITEM 5.  OTHER EVENTS

     Effective June 2000, Applied Digital Solutions, Inc. ("ADSX") acquired, by merger, Computer Equity Corporation ("Compec"), for an aggregate purchase price of approximately $25 million. Most of the consideration paid by ADSX was in the form of shares of its common stock. Under a registration rights agreement with the Compec stockholders, ADSX agreed to file a registration statement relating to the shares issued in the transaction and to use its best efforts to cause the registration statement to become effective.

     ADSX filed a registration statement relating to the shares with the Securities and Exchange Commission in October 2000. However, because of an extended review process involving such registration statement and another registration statement filed by ADSX in November 2000, including a review of documents incorporated by reference, the effectiveness of the registration statement filed in October 2000 was delayed. It is expected to become effective in early June 2001.

     The delay in effectiveness of the October 2000 registration statement resulted in claims from the former Compec stockholders that ADSX had failed to comply with its obligation under the registration rights agreement to use its best efforts to cause the registration statement to become effective. When another registration statement relating to secondary sales of shares of ADSX was declared effective on April 24, 2001, the former Compec stockholders again asserted such claims.

     ADSX received a letter dated May 18, 2001, from counsel retained by certain of the former Compec stockholders stating that counsel believed that ADSX had violated the registration requirements of the federal and state securities laws in connection with the acquisition of Compec. The letter stated that ADSX and its controlling persons may be subject to private rights of action for rescission and/or damages, both because of these claimed registration violations and because ADSX failed to fulfill its obligations under the Compec merger agreement and registration rights agreement. The letter also stated that "the immediate effectiveness of [the registration statement] may help to mitigate the damages."

     ADSX has had subsequent discussions with the representatives of the former Compec stockholders in an effort to resolve the issues raised in the May 18 letter, but such efforts have not been successful. Accordingly, such former Compec stockholders, either on their own behalf or on behalf of all of the former Compec stockholders, may institute litigation against ADSX as described in the May 18 letter, even following effectiveness of the registration statement relating to the shares issued in the Compec acquisition.

     Management of ADSX believes the claims asserted in the May 18 letter are without merit, and intends to vigorously defend any litigation which may be instituted. However, if such litigation is instituted, and if it were successful, it could have a material adverse effect on ADSX. Without the revenues represented by Compec, the net loss from continuing operations incurred by ADSX for the 2000 fiscal year would have been increased by approximately $1.2 million, and for the quarter ended March 31, 2001 the net loss incurred from continuing operations incurred by ADSX would have increased by approximately $400,000. In addition, if litigation were to result in a rescission of the acquisition of Compec, it may violate ADSX's credit agreement with IBM Credit Corporation.


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  APPLIED DIGITAL SOLUTIONS, INC.
                                  (Registrant)


Date:  June 5, 2001               By:  /s/ David I. Beckett
                                       -----------------------------------------
                                       David I. Beckett
                                       Senior Vice President and General Counsel




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